Exhibit 10.3

EXECUTION VERSION

PLAN SUPPORT AGREEMENT

This PLAN SUPPORT AGREEMENT is made and entered into as of the date hereof (the “Agreement”) by and among the following parties:

(a) Ampex Corporation and its affiliated debtors and debtors in possession (collectively, the “Company” or the “Debtors”);1 and

(b) the official committee of unsecured creditors (the “Committee”) appointed in the Debtors’ chapter 11 cases (the “Reorganization Cases”).

Each of the Debtors and the Committee will be referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, on March 30, 2008, the Debtors filed voluntary petitions under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), and commenced the Reorganization Cases before the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

WHEREAS, on April 16, 2008, the United States Trustee of the Southern District of New York appointed the Committee;

WHEREAS, on June 11, 2008, the Debtors filed the Third Amended Joint Plan of Reorganization for Ampex Corporation and its Affiliated Debtors (the “June Plan”), and mailed certain solicitation materials (the “June Solicitation Materials”) to holders of Claims2 against and Interests in the Debtors on or about June 18, 2008;

WHEREAS, the Committee and/or its members opposed the June Plan and engaged in certain solicitation activites including, but not limited to: (a) including a letter from the Committee to holders of General Unsecured Claims in the June Solicitation Materials urging such creditors to reject the June Plan; (b) directly contacted certain holders of General Unsecured Claims and urged such holders to reject the June Plan; and (c) making certain public statements in opposition to the June Plan;

WHEREAS, the Parties and other parties in interest have reached a settlement (the “Settlement”) with respect to the proposed treatment of Allowed General Unsecured Claims that resolves the Committee’s objections to confirmation of the First Modified Third Amended Joint Plan of Reorganization for Ampex Corporation and its Affiliated Debtors, dated July 8, 2008 (the “Modified Plan”), which is annexed hereto as Exhibit A;

[1]

The Debtors are comprised of: (i) Ampex Corporation; (ii) Ampex Data Systems Corporation; (iii) Ampex Data International Corporation; (iv) Ampex Finance Corporation; (v) AFC Holdings Corporation; (vi) Ampex Holdings Corporation; and (vii) Ampex International Sales Corporation.

[2]	Capitalized terms shall have the meanings ascribed to them in Modified Plan (defined herein).

WHEREAS, the Parties have engaged in good faith, arm’s length negotiations with the objective of reaching an agreement with regard to the Committee’s support of the Modified Plan in accordance with the terms set forth in this Agreement and the Modified Plan;

WHEREAS, each member of the Committee, as a Committee member, has reviewed, or has had the opportunity to review the Modified Plan and this Agreement with the assistance of professional legal advisors of the Committee’s own choosing;

WHEREAS, the Committee supports the Modified Plan subject to the terms and conditions set forth herein;

WHEREAS, the Parties agree this Agreement is consistent with the Committee’s and its members’ fiduciary duties under applicable law;

NOW, THEREFORE, in consideration of the foregoing and the promises, mutual covenants and agreements set forth herein and for other good and valuable consideration, the Parties agree as follows:

AGREEMENT

Section 1. Modified Plan.

The Modified Plan annexed hereto is incorporated herein by reference. The Modified Plan is supplemented by the terms and conditions of this Agreement. In the event the terms and conditions set forth in the Modified Plan and this Agreement are inconsistent, the terms and conditions set forth in the Modified Plan shall govern.

Section 2. Committee’s Support of the Modified Plan.

So long as the Modified Plan remains in substantially the form annexed hereto as Exhibit A, the Committee agrees that by having executed and become party to this Agreement, from and after the date hereof, it will, and/or cause (i) each member of the Committee for so long as such person remains a member of the Committee, and (ii) each of its representatives, agents and advisors, to:

(a)	in good faith and using best efforts, support all terms and conditions of the Modified Plan;

(b)	include a letter, that is reasonably satisfactory to the Debtors and Hillside Capital Incorporated (“Hillside”), from the Committee in the solicitation materials applicable to the Modified Plan (collectively, the “Supplement”) urging holders of General Unsecured Claims (i) to vote (or in the case of holders that previously voted to reject the June Plan, vote again) to accept the Modified Plan, and (ii) to elect to receive New Common Stock in Reorganized Ampex pursuant to Section 5.5(b)(i) of the Modified Plan (the “Solicitation Letter”, a substantially final form of which is annexed hereto as Exhibit B);

(c)	in good faith and using best efforts, call each holder of a General Unsecured Claim that was previously contacted by a member of the Committee or an agent thereof with respect to solicitation of the June Plan, and urge such holder to vote in accordance with the recommendations set forth in the Solicitation Letter (i.e., to accept the Modified Plan and to elect to receive a distribution of New Common Stock);

(d)	not, directly or indirectly seek, solicit, argue for, support or vote in favor of any other plan, sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of the Debtors, or present any evidence to the Bankruptcy Court, that is inconsistent with the Modified Plan annexed hereto or could reasonably be expected to prevent, delay or impede the restructuring of the Debtors as contemplated by the Modified Plan or any other document filed in connection with confirming the Modified Plan (each, a “Reorganization Document”);

(e)	not make any public or private statements, whether written or oral, to the Bankruptcy Court, press, creditors or parties in interest in opposition to the Modified Plan or any term thereof;

(f)	publicly support confirmation of the Modified Plan on the record of the hearings to consider the Supplement and confirmation of the Modified Plan;

(g)	support and use best efforts to maintain the schedule for the hearing to consider confirmation of the Modified Plan (i.e., with such hearing to commence on July 31, 2008);

(h)	cease immediately all litigation activity and discovery of all persons or entities related to opposition of the June Plan or potential alternatives to the June Plan or Modified Plan, including, without limitation, withdrawing information and document requests and subpoenas;

(i)	direct Grant Thornton LLP (“GT”) to immediately cease all work with respect to the Reorganization Cases, other than the preparation of a final fee application (the “Final Fee Application”);

(j)	cause GT to file the Final Fee Application seeking no more than $130,000 fees and expenses in the aggregate for services performed for the Committee, plus the reasonable fees incurred in preparing the Final Fee Application, which fees shall not exceed $5,000 (i.e., a total maximum amount of $135,000); provided, that the fees and expenses requested by GT in the Final Fee Application shall remain subject to review by the Bankruptcy Court in accordance with the Bankruptcy Code and applicable law, and subject to objection by parties in interest; provided further, that any fees requested in the Final Fee Application and allowed by the Bankruptcy Court will not be payable before the fees of other professionals retained in the Reorganization Cases are allowed by the Bankruptcy Court on a final basis;

(k)	modify its application to retain GT to seek an order of the Bankruptcy Court (a) approving the Committee’s application to retain GT as financial advisor nunc pro tunc to June 6, 2008 through and including July 16, 2008, which application will not be opposed by the Debtors and (b) ruling on GT’s Final Fee Application on July 16, 2008 or as soon thereafter as the matter can be heard; and

(l)	use best efforts to minimize the fees and expenses incurred after the date hereof by professionals retained by the Committee.

Section 3. The Committee’s Fiduciary Obligations.

Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall be construed as a requirement that the Committee or its members breach any respective fiduciary obligation that it may have under applicable law.

Section 4. Mutual Representations, Warranties, and Covenants.

Each Party makes the following representations, warranties and covenants to each of the other Parties, each of which are continuing representations, warranties and covenants:

4.1	Enforceability.

Subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, this Agreement is a legal, valid and binding obligation of the Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.2	Mutual Cooperation.

Each Party shall cooperate with the other Parties to do or cause to be done all things as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purpose of this Agreement.

4.3	Power and Authority.

It has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement and the Modified Plan. The Committee has the requisite power and authority to cause its members, representatives, agents and advisors (including, without limitation, GT) to perform their respective obligations under this Agreement and the Modified Plan.

4.4	Authorization.

The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part.

4.5	Governmental Consents.

The execution, delivery and performance by it of this Agreement does not and shall not require any registration or filing with consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, except such filings as may be necessary and/or required under the federal securities laws and, in connection with the commencement of the Reorganization Cases, the approval of the Supplement and confirmation of the Modified Plan by the Bankruptcy Court.

4.6	No Conflicts.

As to each Party, the execution, delivery and performance of this Agreement does not and shall not: (a) violate any provision of law, rule or regulations applicable to it; (b) violate its certificate of incorporation, bylaws or other organizational documents; or (c) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party.

4.7	Waiver.

The failure of a Party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a Party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing by such Party, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach of other instances or a waiver of any other condition or breach of any other term herein.

Section 5. Miscellaneous Terms.

5.1	Third Party Beneficiaries; Assignment.

Third Party Beneficiaries. This Agreement shall be solely for the benefit of the parties hereto, and nothing in this Agreement, express or implied, shall give to any entity, other than the Parties, any benefit or any legal or equitable right, remedy or claim under this Agreement. None of the Parties shall have or acquire any liability or responsibility for any other Party’s performance or non-performance under this Agrement.

Assignment. No rights or obligations of any Party under this Agreement may be assigned or transferred to any other Entity.

5.2	Further Assurances.

The Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, from time to time, to effectuate the agreements and understandings of the Parties.

5.3	Headings.

The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction or interpretation of any term or provision hereof.

5.4	Governing Law.

THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CHOICE OF LAWS PRINCIPLES THEREOF. Each of the Parties hereto hereby agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

5.5	Complete Agreement, Interpretation and Modification.

(b)	Interpretation. Any Party enforcing or interpreting this Agreement shall interpret it in a neutral manner. There shall be no presumption concerning whether to interpret this Agreement for or against any Party by reason of that Party having drafted this Agreement, or any portion thereof, or caused it or any portion thereof to be drafted.

(c)	Modification of this Agreement. This Agreement may be modified, altered, amended or supplemented only by an agreement in writing signed by the Debtors and the Committee.

5.6	Execution of this Agreement.

This Agreement may be executed and delivered (by facsimile or via PDF upon confirmation of receipt) in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

5.7	Consideration.

The Parties hereby acknowledge that no consideration, other than that specifically described herein and in the Modified Plan, shall be due or paid to any holder of a Claim against the Debtors for their agreement to support the Modified Plan. No Party hereto shall be liable for any monetary damages for breach or termination hereof.

5.8	Notices.

All notices hereunder shall be deemed given if in writing and delivered, if sent by facsimile, courier, email or by registered or certified mail (return receipt requested) to the following addresses and facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by like notice):

(a)	If to the Debtors, to:

Ampex Corporation

1228 Douglas Avenue

Redwood City, California 94063

Attn: Joel D. Talcott, Esq., General Counsel

Telephone: (650) 367-3330

Facsimile:  (650) 367-3440

email: joel_talcott@ampex.com

-and-

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019-6099

Attn:   Matthew A. Feldman, Esq.

Rachel C. Strickland, Esq.

Telephone: (212) 728-8000

Facsimile:  (212) 728-8111

email: MFeldman@willkie.com

email: RStrickland@willkie.com

(b)	If to the Committee, to:

Jones Day

555 California Street, 26th Floor

San Francisco, California 94101

Attn: Tobias S. Keller, Esq.

Telephone: (415) 626-3939

Facsimile:  (415) 875-5700

email: tkeller@jonesday.com

-and-

Jones Day

North Point

901 Lakeside Avenue,

Cleveland, Ohio 44114

Attn: Nicholas M. Miller, Esq.

Telephone: 216-586-7045

Facsimile: 216-579-0212

email: nmmiller@jonesday.com

Any notice given by mail or courier shall be effective when received. Any notice given by facsimile, email and/or PDF shall be effective upon oral or machine confirmation of transmission.

EXECUTION VERSION

IN WITNESS WHEREOF, the parties have entered into this Agreement on the day and year first above written.

Dated: July __, 2008

AMPEX CORPORATION

By:	/s/ Joel D. Talcott
Joel D. Talcott
Vice President and Secretary

AMPEX DATA SYSTEMS CORPORATION

By:	/s/ Joel D. Talcott
Joel D. Talcott
Vice President and Secretary

AMPEX DATA INTERNATIONAL CORPORATION

By:	/s/ Joel D. Talcott
Joel D. Talcott
Vice President and Secretary

AMPEX FINANCE CORPORATION

By:	/s/ Joel D. Talcott
Joel D. Talcott
Vice President and Secretary

AFC HOLDINGS CORPORATION

By:	/s/ Joel D. Talcott
Joel D. Talcott
Vice President and Secretary

Dated: July __, 2008

AFC HOLDINGS CORPORATION

By:	/s/ Joel D. Talcott
Joel D. Talcott
Vice President and Secretary

AMPEX INTERNATIONAL SALES CORPORATION

AFC HOLDINGS CORPORATION

By:	/s/ Joel D. Talcott
Joel D. Talcott
Vice President and Secretary

Dated: July 9, 2008

OFFICIAL COMMITTEE OF UNSECURED CREDITORS FOR AMPEX CORPORATION AND ITS AFFILIATED DEBTORS

By:	/s/ David Bunker
David Bunker
Chair